Ex. 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Second Quarter 2019 Earnings and Declares Dividend

CAMBRIDGE, MA. (July 16, 2019) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company, today announced unaudited net income of $4,272,000 for the quarter ended June 30, 2019, a decrease of $1,839,000, or 30.1%, compared to net income of $6,111,000 for the quarter ended June 30, 2018. Diluted earnings per share were $0.90 for the second quarter of 2019, representing a 39.2% decrease over diluted earnings per share of $1.48 for the same quarter last year. Net income for the first and second quarters of 2019 included merger expenses of $3.5 million, which the Company considers to be non-operating.

Excluding merger expenses related to the Optima Bank & Trust Company (“Optima”) merger and other non-operating adjustments, operating net income was $6,955,000 for the quarter ended June 30, 2019, an increase of $845,000, or 13.8%, compared to operating net income of $6,110,000 for the quarter ended June 30, 2018. Operating diluted earnings per share were $1.47 for the second quarter of 2019, representing a 0.7% decrease over operating diluted earnings per share of $1.48 for the same quarter last year.

For the six months ended June 30, 2019, unaudited net income was $10,470,000, representing a decrease of $1,446,000, or 12.1%, compared to net income of $11,916,000 for the six months ended June 30, 2018. Diluted earnings per share were $2.35 for the first six months of 2019, representing an 18.7% decrease over diluted earnings per share of $2.89 for the same six months of 2018.

Excluding merger expenses related to the Optima merger and other non-operating adjustments, operating net income was $13,287,000 for the six months ended June 30, 2019, an increase of $1,372,000, or 11.5%, compared to operating net income of $11,915,000 for the six months ended June 30, 2018. Operating diluted earnings per share were $2.99 for the first six months of 2019, representing a 3.8% increase over operating diluted earnings per share of $2.88 for the first six months of last year.

Merger with Optima Bank & Trust Company

On April 17, 2019, the Company completed its merger with Optima, adding six banking offices in New Hampshire. As a result of the merger, the Company paid total consideration of $64.3 million, which consisted of 722,746 shares of Cambridge Bancorp common stock issued to Optima shareholders, and $3.5 million in cash. The transaction included the acquisition of $475.4 million in loans and the assumption of $477.2 million in deposits, each at fair value.

The following table provides the purchase price allocation of net assets acquired for this transaction:

Net Assets Acquired
at Fair Value
(dollars in thousands)
Assets
Cash and cash equivalents	$6,902
Investments	23,298
Loans	475,406
Premises and equipment	6,286
Goodwill	30,794
Core deposit and other intangibles	3,609
Other assets	9,408
Total assets acquired	555,703

Liabilities
Deposits	477,189
Borrowings	13,459
Other liabilities	799
Total liabilities assumed	491,447
Purchase price	$64,256

For further details on the loans and deposits acquired, see the Organic Loan and Deposit Growth table provided near the end of the financial schedules accompanying this release.

Second quarter 2019 highlights as compared to the second quarter of 2018:

•	Organic loan growth of $219.9 million or 15.7%
•	Organic core deposit growth of $98.1 million or 5.9%
•	Total common equity to tangible assets ratio of 7.48%
•	Tangible book value per share increased to $41.72 or 10.3%

“We are pleased to report the Company completed the legal merger with Optima, and are looking forward to the system conversion in July,” noted Denis K. Sheahan, Chairman and CEO. “Net loan originations were strong in the second quarter of 2019, however, the impact to earnings in the second quarter was negative due to the late quarter nature of the loan closings and the corresponding full loan loss provision expense recorded in the quarter.”

Balance Sheet

Total assets increased $639.9 million, or 30.5%, from December 31, 2018, inclusive of the Optima merger, and were $2.7 billion as of June 30, 2019.

Total loans increased $536.8 million, or 34.4%, from December 31, 2018, inclusive of the Optima merger, and stood at $2.1 billion as of June 30, 2019. The increase in total loans was due to a combination of the merger with Optima and non-merger related growth. A table is included accompanying this release to provide detail of organic loan and deposit growth.

Inclusive of Optima:

•

Commercial real estate loans increased $147.5 million, or 19.5%, from $758.0 million at December 31, 2018 to $905.4 million at June 30, 2019. Total loan originations during the first six months of the year were strong despite elevated levels of loan payoffs in the first quarter.

•	Commercial and industrial loans increased $40.6 million, or 43.3%, from $93.7 million at December 31, 2018 to $134.3 million at June 30, 2019.
•	Residential mortgage loans increased $334.2 million, or 55.3%, from $604.3 million at December 31, 2018 to $938.6 million at June 30, 2019.

Excluding Optima, total loans grew by $61.4 million, or 3.9%, from December 31, 2018.

The Company’s total investment securities portfolio decreased by $11.6 million, or 2.6%, from $451.0 million at December 31, 2018 to $439.4 million at June 30, 2019, as cash flows were used to pay down wholesale funding.

The Company recorded additional goodwill of $30.8 million and other merger related intangibles of $3.6 million during the second quarter of 2019, due to the merger with Optima.

Other assets increased $46.7 million, or 168.9%, from December 31, 2018, primarily due to the adoption of new lease accounting guidance in 2019 and higher loan related derivative assets. The adoption of accounting guidance for leases (“ASU 2016-02”) required the Company to recognize $37.6 million of right-of-use lease assets and corresponding net lease liabilities on the balance sheet, inclusive of Optima. The corresponding lease liabilities recognized in accordance with ASU 2016-02 was the primary reason for the increase in other liabilities.

Total deposits grew by $518.3 million, or 28.6%, to $2.3 billion at June 30, 2019, from $1.8 billion, at December 31, 2018, primarily driven by a combination of the impact of the Optima merger and organic core deposit growth.

•

Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $373.8 million, or 22.1%, to $2.1 billion from $1.7 billion at December 31, 2018, inclusive of the Optima merger.

•

Excluding the impact of the Optima merger, organic growth in core deposits was $59.1 million, or 3.5%, at June 30, 2019. Growth in core deposits during 2019 was attributable to successful deposit campaigns, as we strive to attract and deepen client relationships.

•

Inclusive of the Optima merger, the cost of total deposits for the quarter ended June 30, 2019 was 0.77%, as compared to 0.24% for the quarter ended June 30, 2018, driven by a combination of deposit growth and higher interest rates during 2019. The cost of total deposits for the six months ended June 30, 2019 was 0.67%, as compared to 0.23% for the quarter ended June 30, 2018, driven by a combination of deposit growth and higher interest rates during 2019.

Inclusive of the Optima merger, short-term borrowings were $103.0 million as of June 30, 2019 representing a $13.0 million, or 14.4%, increase from $90.0 million at December 31, 2018.  Certificates of deposit, which totaled $265.9 million at June 30, 2019, increased by $144.5 million from $121.4 million at December 31, 2018, primarily due to the merger with Optima. Total brokered certificates of deposit were $70.2 million and $27.5 million at June 30, 2019 and December 31, 2018, respectively, which are included within certificates of deposit.

Net Interest and Dividend Income

For the quarter ended June 30, 2019, net interest and dividend income before provision for loan losses, increased by $3.9 million, or 24.7%, to $19.8 million, as compared to $15.9 million for the quarter ended June 30, 2018, primarily due to loan growth (both organic and as a result of the Optima merger) and higher levels of interest-earning assets.

•	Interest on loans increased $7.3 million, or 51.0%, due to higher interest rates combined with organic and merger related loan growth.
•	Interest on deposits increased $3.3 million, or 315.9%, due to an increase in cost of deposits combined with organic and merger related deposit growth.

The Company’s net interest margin, on a fully taxable equivalent basis, inclusive of the Optima merger, decreased 14 basis points to 3.23% for the quarter ended June 30, 2019, as compared to 3.37% for the quarter ended June 30, 2018.

For the six months ended June 30, 2019, net interest and dividend income before provision for loan losses, increased by $5.0 million, or 16.2%, to $36.0 million, as compared to $31.0 million for the six months ended June 30, 2018, primarily due to loan growth (both organic and as a result of the Optima merger) and higher levels of interest-earning assets.

•	Interest on loans increased by $10.2 million, or 36.7%, due to higher interest rates combined with organic and merger related loan growth.
•	Interest on deposits increased by $4.9 million, or 241.4%, due to an increase in cost of deposits combined with organic and merger related deposit growth.

The Company’s net interest margin, on a fully taxable equivalent basis, inclusive of the Optima merger, decreased eight basis points to 3.24% for the six months ended June 30, 2019, as compared to 3.32% for the six months ended June 30, 2018.

Provision for Loan Loss

During the six months ended June 30, 2019, the allowance for loan losses increased by $707,000, or 4.2%, to $17.5 million at June 30, 2019 due to loan growth and changes in the mix of the loan portfolio. The allowance for loan losses to total loans ratio stood at 0.83% as of June 30, 2019 from 1.08% at December 31, 2018, primarily due to the impact of loans acquired in connection with the Optima merger. These acquired loans are recorded at fair value, including an adjustment for estimated credit losses, and without carryover of the respective portfolio’s historical allowance for loan losses.

Noninterest Income

Inclusive of the Optima merger, total noninterest income increased by $301,000, or 3.8%, to $8.1 million for the quarter ended June 30, 2019, as compared to $7.8 million for the quarter ended June 30, 2018, primarily as a result of higher wealth management revenue, higher deposit account fees, and higher ATM and debit card income, partially offset by lower loan related derivative income. Noninterest income was 29.2% of total revenue for the quarter ended June 30, 2019.

Wealth Management revenue increased by $280,000, or 4.6%, for the second quarter of 2019 as compared to the second quarter of 2018. Wealth Management Assets under Management and Administration increased by $365.6 million, or 12.7%, from December 31, 2018 and ended at $3.2 billion as of June 30, 2019 as a result of appreciation in the equity markets during 2019.

Inclusive of the Optima merger, total noninterest income increased by $80,000, or 0.5%, to $16.1 million for the six months ended June 30, 2019, as compared to $16.0 million for the six months ended June 30, 2018, primarily as a result of higher wealth management revenue, partially offset by lower loan related derivative income and lower other income. Noninterest income was 30.9% of total revenue for the six months ended June 30, 2019.

Wealth Management revenue increased by $278,000, or 2.3%, for the six months ended June 30, 2019, as compared to the six months ended June 30, 2018, primarily due to appreciation in the equity markets. Noninterest income increases were partially offset by a higher loss on the sale of investment securities of $83,000, lower loan related derivative income of $143,000, and lower other income of $114,000 for the six months ended June 30, 2019, as compared to the six months ended June 30, 2018.

Noninterest Expense

Total noninterest expense increased by $5.7 million, or 36.5%, to $21.5 million for the quarter ended June 30, 2019, as compared to $15.8 million for the quarter ended June 30, 2018, primarily driven by merger expenses of $3.5 million combined with higher salaries and employee benefits expense, occupancy and equipment expense, and data processing expense.

•

Merger expenses of $3.5 million were related to professional fees, compensation and severance agreements, as well as contract termination costs associated with the second quarter closing of the Optima merger.

•	Salaries and employee benefits expense increases of $1.0 million were driven by the merger with Optima, increased staffing to support business initiatives, and higher employee benefit costs.
•	Occupancy and equipment expense increases of $472,000 were due to the merger with Optima and additional office space in Boston, MA.
•	Data processing expense increases of $245,000 were due to the merger with Optima and investments made in technology.

Total noninterest expense increased by $6.6 million, or 21.2%, to $37.9 million for the six months ended June 30, 2019, as compared to $31.3 million for the six months ended June 30, 2018, primarily driven by merger expenses of $3.5 million combined with higher salaries and employee benefits expense, occupancy and equipment expense, and data processing expense.

•

Merger expenses of $3.5 million were related to professional fees, compensation and severance agreements, as well as contract termination costs associated with the second quarter closing of the Optima merger.

•	Salaries and employee benefits increases of $1.8 million were driven by the merger with Optima, increased staffing to support business initiatives, and higher employee benefit costs.
•	Occupancy and equipment expense increases of $575,000 were due to the merger with Optima and additional office space in Boston, MA.
•	Data processing expense increases of $361,000 were due to the merger with Optima and investments made in technology.

Asset Quality

Loan quality remained sound with non-performing loans totaling $1.0 million, or 0.05% of total loans outstanding as of June 30, 2019. The allowance for loan losses was $17.5 million, or 0.83% of total loans outstanding at June 30, 2019, as compared to $16.8 million, or 1.08%, of total loans outstanding at year end 2018. The decrease in the allowance to loans ratio during 2019 is due to the impact of loans acquired in connection with the Optima merger. These acquired loans are recorded at fair value, including an adjustment for estimated credit losses, and without carryover of the respective portfolio’s historical allowance for loan losses. Net loan charge-offs remained low at $172,000 for the first six months of 2019. During the second quarter of 2019, we recorded $149,000 in net loan charge-offs.

Income Taxes

Inclusive of the impact of the Optima merger, the Company’s effective tax rate was 26.5% for the quarter ended June 30, 2019, as compared to 23.7% for the quarter ended June 30, 2018. For the six months ended June 30, 2019, the effective tax rate was 23.9%, as compared to 22.8% for the six months ended June 30, 2018.

Dividend & Capital

On July 15, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.51 per share, which is payable on August 15, 2019 to shareholders of record as of the close of business on August 1, 2019.

Inclusive of the merger, the Company’s total shareholders’ equity to total assets ratio increased by 75 basis points to 8.65% as of June 30, 2019, as compared to 7.90% as of June 30, 2018. Book value per share grew by $10.95, or 28.9%, to $48.88 as of June 30, 2019, as compared to $37.93 as of June 30, 2018. The Company’s ratio of tangible common equity to tangible assets decreased 45 basis points to 7.48% at June 30, 2019 from 7.93% at December 31, 2018, primarily due to the impact of goodwill and acquisition related intangibles recorded as a result of the merger with Optima. Tangible book value per share grew by $3.89 or, 10.3%, to $41.72 as of June 30, 2019, as compared to $37.83 as of June 30, 2018.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 129-year-old Massachusetts chartered commercial bank with approximately $2.7 billion in assets and a total of 16 private banking offices in Massachusetts and New Hampshire. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.2 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: economic conditions being less favorable than expected, disruptions to the credit and financial markets, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, challenges from the integration of the Company and Optima resulting in the combined business not operating as effectively as expected, disruptions in the Company’s ability to access the capital markets and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year end December 31, 2018, which the Company filed on March 18, 2019. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating earnings and operating EPS, tangible book value per share and the tangible common equity ratio, and return on average assets and return on average equity on an operating basis.

Operating earnings and operating EPS exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on sale of investment securities, and other items. The Company’s management uses operating earnings and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles) and with analysis of return on average assets and return on average common equity on an operating basis. The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on average common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, tangible book value per share, the tangible common equity ratio, and return on average assets and return on average equity on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED QUARTERLY RESULTS

June 30, 2019

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(dollars in thousands, except per share data)

Interest and Dividend Income	$24,470	$16,936	$43,588	$33,068
Interest Expense	4,694	1,082	7,551	2,061
Net Interest and Dividend Income	19,776	15,854	36,037	31,007
Provision for (Release of) Loan Losses	596	(79)	503	330
Noninterest Income	8,145	7,844	16,102	16,022
Noninterest Expense	21,513	15,765	37,886	31,266
Income Before Income Taxes	5,812	8,012	13,750	15,433
Income Tax Expense	1,540	1,901	3,280	3,517
Net Income	$4,272	$6,111	$10,470	$11,916

Operating Net Income*	$6,955	$6,110	$13,287	$11,915

Data Per Common Share:
Basic Earnings Per Share	$0.91	$1.49	$2.37	$2.91
Diluted Earnings Per Share	0.90	1.48	2.35	2.89
Operating Diluted Earnings Per Share*	1.47	1.48	2.99	2.88
Dividends Declared Per Share	0.51	0.48	1.02	0.96

Avg. Common Shares Outstanding:
Basic	4,682,109	4,059,927	4,379,141	4,057,156
Diluted	4,715,724	4,094,489	4,412,239	4,087,790

Selected Performance Ratios:
Net Interest Margin, FTE	3.23%	3.37%	3.24%	3.32%
Cost of Funds	0.76%	0.23%	0.68%	0.22%
Cost of Interest Bearing Liabilities	1.05%	0.34%	0.95%	0.33%
Cost of Deposits	0.77%	0.24%	0.67%	0.23%
Cost of Deposits excluding Wholesale Deposits	0.69%	0.20%	0.61%	0.19%
Return on Average Assets	0.66%	1.25%	0.89%	1.23%
Return on Average Earning Assets	0.69%	1.29%	0.94%	1.27%
Return on Average Equity	7.71%	16.09%	10.79%	15.95%
Efficiency Ratio	77.05%	66.52%	72.66%	66.48%
Operating Efficiency Ratio*	64.71%	66.53%	65.77%	66.49%
Operating Return on Tangible Common Equity*	14.37%	16.13%	14.78%	15.99%
Operating Return on Average Assets*	1.07%	1.25%	1.13%	1.23%

		June 30,	December 31,	June 30,
		2019	2018	2018

Total Assets		$2,741,308	$2,101,384	$1,971,214
Total Loans		2,096,550	1,559,772	1,401,208
Non-Performing Loans		1,009	642	1,161
Allowance for Loan Losses		17,475	16,768	15,645
Allowance to Total Loans		0.83%	1.08%	1.12%
Total Deposits		2,329,665	1,811,410	1,788,287
Total Shareholders’ Equity		237,094	167,026	155,692
Total Shareholders’ Equity to Total Assets		8.65%	7.95%	7.90%
Wealth Management AUM		3,079,770	2,759,547	3,003,494
Wealth Management AUM & AUA		3,242,341	2,876,702	3,135,869
Book Value Per Share		$48.88	$40.67	$37.93
Tangible Common Equity Ratio*		7.48%	7.93%	7.88%
Tangible Book Value Per Share*		$41.72	$40.57	$37.83

*See GAAP to Non-GAAP Reconciliations.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$38,557	$18,473
Investment securities
Available for sale, at fair value (amortized cost $153,765 and $172,290, respectively)	153,053	168,163
Held to maturity, at amortized cost (fair value $291,993 and $281,310, respectively)	286,350	282,869
Total investment securities	439,403	451,032
Loans held for sale, at lower of cost or fair value	384	—
Loans
Residential mortgage	938,560	604,331
Commercial mortgage	905,441	757,957
Home equity	85,814	69,336
Commercial & Industrial	134,307	93,712
Consumer	32,428	34,436
Total loans	2,096,550	1,559,772
Less: allowance for loan losses	(17,475)	(16,768)
Net loans	2,079,075	1,543,004
Federal Home Loan Bank of Boston Stock, at cost	8,245	6,844
Bank owned life insurance	36,996	30,933
Banking premises and equipment, net	14,863	8,578
Deferred income taxes, net	7,267	8,717
Accrued interest receivable	7,485	5,762
Goodwill	31,206	412
Merger related intangibles	3,519	-
Other assets	74,308	27,629
Total assets	$2,741,308	$2,101,384
Liabilities
Deposits
Demand	$587,030	$494,492
Interest bearing checking	422,426	431,702
Money market	200,935	135,585
Savings	853,356	628,212
Certificates of deposit	265,918	121,419
Total deposits	2,329,665	1,811,410
Short-term borrowings	103,000	90,000
Long-term borrowings	3,323	3,409
Other liabilities	68,226	29,539
Total liabilities	2,504,214	1,934,358
Shareholders’ Equity
Common stock, par value $1.00; Authorized 10,000,000 shares; Outstanding: 4,850,230 shares and 4,107,051 shares, respectively	4,850	4,107
Additional paid-in capital	97,844	38,271
Retained earnings	137,036	131,135
Accumulated other comprehensive loss	(2,636)	(6,487)
Total shareholders’ equity	237,094	167,026
Total liabilities and shareholders’ equity	$2,741,308	$2,101,384

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$21,355	$14,132	$37,639	$27,510
Interest on tax-exempt loans	124	92	213	188
Interest on taxable investment securities	2,116	1,920	4,096	3,634
Interest on tax-exempt investment securities	575	604	1,146	1,226
Dividends on FHLB of Boston stock	81	58	157	109
Interest on overnight investments	219	130	337	401
Total interest and dividend income	24,470	16,936	43,588	33,068
Interest expense
Interest on deposits	4,379	1,053	6,880	2,015
Interest on borrowed funds	315	29	671	46
Total interest expense	4,694	1,082	7,551	2,061
Net interest and dividend income	19,776	15,854	36,037	31,007
Provision for (Release of) Loan Losses	596	(79)	503	330
Net interest and dividend income after provision for loan losses	19,180	15,933	35,534	30,677
Noninterest income
Wealth management revenue	6,419	6,139	12,543	12,265
Deposit account fees	843	774	1,581	1,524
ATM/Debit card income	379	310	655	581
Bank owned life insurance income	162	136	289	264
Gain (loss) on disposition of investment securities	6	2	(81)	2
Gain on loans held for sale	15	18	31	45
Loan related derivative income	5	112	441	584
Other income	316	353	643	757
Total noninterest income	8,145	7,844	16,102	16,022
Noninterest expense
Salaries and employee benefits	11,459	10,443	22,286	20,516
Occupancy and equipment	2,691	2,219	5,021	4,446
Data processing	1,534	1,289	2,880	2,519
Professional services	760	829	1,567	1,716
Marketing	508	336	912	774
FDIC insurance	278	135	278	286
Merger expenses	3,450	—	3,541	—
Other expenses	833	514	1,401	1,009
Total noninterest expense	21,513	15,765	37,886	31,266
Income before income taxes	5,812	8,012	13,750	15,433
Income tax expense	1,540	1,901	3,280	3,517
Net income	$4,272	6,111	$10,470	$11,916
Share data:
Weighted average number of shares outstanding, basic	4,682,109	4,059,927	4,379,141	4,057,156
Weighted average number of shares outstanding, diluted	4,715,724	4,094,489	4,412,239	4,087,790
Basic earnings per share	$0.91	$1.49	$2.37	$2.91
Diluted earnings per share	$0.90	$1.48	$2.35	$2.89

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,951,133	$21,355	4.39%	$1,379,807	$14,132	4.11%
Tax-exempt	14,567	157	4.32	9,954	116	4.67
Securities available for sale (3)
Taxable	155,762	748	1.93	200,750	823	1.64
Securities held to maturity
Taxable	218,672	1,368	2.51	194,290	1,097	2.26
Tax-exempt	75,423	728	3.87	77,170	764	3.97
Cash and cash equivalents	55,015	219	1.60	42,185	130	1.24
Total interest-earning assets (4)	2,470,572	24,575	3.99%	1,904,156	17,062	3.59%
Non interest-earning assets	161,855			71,206
Allowance for loan losses	(16,908)			(15,777)
Total assets	$2,615,519			$1,959,585
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$426,725	$120	0.11%	$419,403	$52	0.05%
Savings accounts	826,726	2,212	1.07	630,755	655	0.42
Money market accounts	201,164	679	1.35	63,093	30	0.19
Certificates of deposit	282,579	1,368	1.94	142,588	316	0.89
Total interest-bearing deposits	1,737,194	4,379	1.01	1,255,839	1,053	0.34
Other borrowed funds	50,447	315	2.50	5,660	29	2.06
Total interest-bearing liabilities	1,787,641	4,694	1.05%	1,261,499	1,082	0.34%
Non-interest-bearing liabilities
Demand deposits	541,380			522,218
Other liabilities	64,182			23,504
Total liabilities	2,393,203			1,807,221
Shareholders’ equity	222,316			152,364
Total liabilities & shareholders’ equity	$2,615,519			$1,959,585
Net interest income on a fully taxable equivalent basis		19,881			15,980
Less taxable equivalent adjustment		(186)			(184)
Net interest income		$19,695			$15,796
Net interest spread (5)			2.94%			3.25%
Net interest margin (6)			3.23%			3.37%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Six Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,748,485	$37,639	4.34%	$1,366,260	$27,510	4.06%
Tax-exempt	12,168	269	4.46	10,494	237	4.55
Securities available for sale (3)
Taxable	160,160	1,460	1.84	203,591	1,659	1.64
Securities held to maturity
Taxable	214,035	2,636	2.48	180,725	1,975	2.20
Tax-exempt	74,641	1,451	3.92	78,183	1,551	4.00
Cash and cash equivalents	44,081	337	1.54	59,462	401	1.36
Total interest-earning assets (4)	2,253,570	43,792	3.92%	1,898,715	33,333	3.54%
Non interest-earning assets	138,310			69,913
Allowance for loan losses	(16,799)			(15,628)
Total assets	$2,375,081			$1,953,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$409,390	$202	0.10%	$428,024	$102	0.05%
Savings accounts	758,219	3,697	0.98	621,060	1,200	0.39
Money market accounts	165,891	1,060	1.29	64,414	55	0.17
Certificates of deposit	218,275	1,921	1.77	147,706	658	0.90
Total interest-bearing deposits	1,551,775	6,880	0.89%	1,261,204	2,015	0.32%
Other borrowed funds	52,275	671	2.59	4,612	46	2.01
Total interest-bearing liabilities	1,604,050	7,551	0.95%	1,265,816	2,061	0.33%
Non-interest-bearing liabilities
Demand deposits	512,882			513,167
Other liabilities	62,505			23,335
Total liabilities	2,179,437			1,802,318
Shareholders’ equity	195,644			150,682
Total liabilities & shareholders’ equity	$2,375,081			$1,953,000
Net interest income on a fully taxable equivalent basis		36,241			31,272
Less taxable equivalent adjustment		(361)			(374)
Net interest income		$35,880			$30,898
Net interest spread (5)			2.97%			3.21%
Net interest margin (6)			3.24%			3.32%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth (dollars in thousands)

					December 2018 vs June 2019
	June 30,	March 31,	December 31,	Balance	Organic	Organic
	2019	2019	2018	Acquired	Growth/(Loss) $	Growth/(Loss) %
Loans
Residential mortgage	$938,560	$613,254	$604,331	$314,552	$19,677	3.3%
Commercial mortgage	905,441	749,835	757,957	114,338	33,146	4.4%
Home equity	85,814	68,849	69,336	15,452	1,026	1.5%
Commercial & Industrial	134,307	90,172	93,712	30,215	10,380	11.1%
Consumer	32,428	33,044	34,436	849	(2,857)	-8.3%
Total loans	$2,096,550	$1,555,154	$1,559,772	$475,406	$61,372	3.9%

Deposits
Demand	$587,030	$490,649	$494,492	$58,722	$33,816	6.8%
Interest bearing checking	422,426	385,605	431,702	49,454	(58,730)	-13.6%
Money market	200,935	146,925	135,585	68,183	(2,833)	-2.1%
Savings	853,356	709,940	628,212	138,285	86,859	13.8%
Core deposits	2,063,747	1,733,119	1,689,991	314,644	59,112	3.5%
Certificates of deposit	265,918	169,264	121,419	162,545	(18,046)	-14.9%
Total deposits	$2,329,665	$1,902,383	$1,811,410	$477,189	$41,066	2.3%

Fair Value Marks Associated with the Optima Merger

The following table summarizes the day one fair value adjustments the Company recorded as a result of the merger with Optima.

Fair Value Adjustments for Assets Acquired and Liabilities Assumed
(dollars in thousands)
Loans	$(6,255)
Core deposit intangible	3,609
Banking premises and equipment	912
Deposits	(472)
Total Adjustments	$(2,206)

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Net Income / Operating Diluted EPS	2019	2018	2019	2018

Net Income (a GAAP measure)	$4,272	$6,111	$10,470	$11,916
Add: Merger Expenses (Pretax)	3,450	—	3,541	—
Add: (Gain)/loss on disposition of investment securities	(6)	(2)	81	(2)
Tax effect of Merger Expenses and Gain (loss) on disposition of investment securities(1)	(761)	1	(805)	1
Operating Net Income (a non-GAAP measure)	$6,955	$6,110	$13,287	$11,915
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(35)	(60)	(94)	(122)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$6,920	$6,050	$13,193	$11,793
Weighted Average Diluted Shares	4,715,724	4,094,489	4,412,239	4,087,790
Operating Diluted earnings per share (a non-GAAP measure)	$1.47	$1.48	$2.99	$2.88

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Efficiency Ratio	2019	2018	2019	2018

Net Interest and Dividend Income	$19,776	$15,854	$36,037	$31,007
Noninterest Income	8,145	7,844	16,102	16,022
Less: Gain/(loss) on disposition of investment securities	6	2	(81)	2
Operating Revenue (a non-GAAP measure)	27,915	23,696	52,220	47,027
Noninterest Expense	21,513	15,765	37,886	31,266
Less: Merger Expenses	3,450	—	3,541	—
Operating Expense (a non-GAAP measure)	$18,063	$15,765	$34,345	$31,266
Operating Efficiency Ratio (a non-GAAP measure)	64.71%	66.53%	65.77%	66.49%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Return on Tangible Common Equity	2019	2018	2019	2018

Operating Net Income (a non-GAAP measure)	$6,955	$6,110	$13,287	$11,915

Average Shareholders' Equity (GAAP)	222,316	152,364	195,644	150,682
Less: Average Goodwill and merger related intangibles (GAAP)	28,120	412	14,343	412
Tangible Common Equity (a non-GAAP measure)	$194,196	$151,952	$181,301	$150,270
Operating Return on Tangible Common Equity (a non-GAAP measure)	14.37%	16.13%	14.78%	15.99%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Return on Average Assets	2019	2018	2019	2018

Operating Net Income (a non-GAAP measure)	$6,955	$6,110	$13,287	$11,915
Average Assets (GAAP)	2,615,519	1,959,585	2,375,081	1,953,000
Operating Return on Average Assets (a non-GAAP measure)	1.07%	1.25%	1.13%	1.23%

(1)

The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

The following tables summarize the calculation of the Company’s tangible common equity ratio and tangible book value per share for the periods indicated:

	June 30, 2019	December 31, 2018	June 30, 2018
	(in thousands, except share data)
Tangible Common Equity:
Shareholders' equity (GAAP)	$237,094	$167,026	$155,692
Less: Goodwill and acquisition related intangibles (GAAP)	(34,725)	(412)	(412)
Tangible Common Equity (a non-GAAP measure)	202,369	166,614	155,280
Total assets (GAAP)	2,741,308	2,101,384	1,971,214
Less: Goodwill and acquisition related intangibles (GAAP)	(34,725)	(412)	(412)
Tangible assets (a non-GAAP measure)	$2,706,583	$2,100,972	$1,970,802
Tangible Common Equity Ratio (a non-GAAP measure)	7.48%	7.93%	7.88%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$202,369	$166,614	$155,280
Common shares outstanding	4,850,230	4,107,051	4,104,317
Tangible Book Value Per Share (a non-GAAP measure)	$41.72	$40.57	$37.83